Exhibit 99.1
For Immediate Release	Contact Information
July 11, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Reports Record Drilling Activity

SAN ANTONIO -- July 11, 2007 -- TXCO Resources Inc. (Nasdaq:TXCO) today provided an interim operations update. The Company:
•	Currently has a record eight rigs operating on its core, Maverick Basin acreage and nine rigs running overall.
•	Spudded or re-entered a record 47 wells during the first half of 2007.
•	Continued its heavy oil sands cyclic steam project and prepared to begin an additional pilot.

   Of the wells spudded or re-entered during the first half, 22 are on production, 13 are in or awaiting completion, two are shut in or awaiting evaluation, one was abandoned and nine are drilling. Maverick Basin wells currently under way include five targeting the Glen Rose Porosity and one each to the Pearsall, Georgetown and Pena Creek San Miguel.

Glen Rose-Maverick Basin
Twenty of the 47 wells begun during the first six months of this year targeted the Glen Rose Porosity interval. Twelve of the wells are on production, three are in completion and five are drilling. This includes six re-entries of Glen Rose Porosity wells drilled in late 2006 that did not perform as originally projected and were scheduled for re-entry during 2007. Initial results of these re-entries are positive with three of these wells now on production, one is in completion and two are drilling. Second-quarter Glen Rose Porosity net oil sales are estimated to average approximately 1850 barrels of oil per day (bopd), up from 1,370 bopd in the first quarter.

Due to a one-time internal discrepancy in oil sales data, April and May sales were previously incorrectly reported in corporate presentations to be 2,100 bopd. Actual sales reported for April and May were 1475 bopd and 1925 bopd respectively. June's sales were 2,175 bopd despite both the near record heavy rains that hampered South Texas operations and an oil pipeline serving the area that remains out of service. Cumulative quarterly sales from the Glen Rose Porosity were 168,425 bo for the second quarter of 2007 up from 123,300 bo for the first quarter.

Also in the Maverick Basin, TXCO began six wells during the first half targeting Glen Rose reefs and shoals. Two are on production, two are in or awaiting completion and two are shut in awaiting evaluation. For 2007, the Company currently projects a total of 36 vertical and horizontal Glen Rose wells in the Maverick Basin.

Glen Rose-Fort Trinidad
TXCO continues its geologic evaluation of the Fort Trinidad Field in East Texas, identifying at least five stacked Glen Rose shoals defined by three-dimensional seismic, historical production and well log records. Based on historical vertical well completions, primary production from the C-level shoal has totaled approximately 160 billion cubic feet equivalent of natural gas (bcfe) over the past 40 years. TXCO will initially concentrate its development efforts on the B-level shoal that has five vertical wells scattered across the lease block with cumulative gas production ranging from 1-8 bcfe per well.

Management believes the field's geologically defined composition is highly conducive for horizontal drilling. Due to diverse and fractional mineral ownership of the lease block, land and title work continue in preparation for intial horizontal drilling activity, with as many as seven new wells planned during the second half of 2007.

Oil Sands
TXCO and its partner, Pearl Exploration and Production Ltd., are now in the third steam injection phase of a cyclic steam stimulation program to test the extensive San Miguel tar sand formation (0° API gravity) in the Maverick Basin., despite mechanical problems with one of two pilot wells. Production rates as high as 48 barrels of oil per day were achieved for short periods during the second production cycle. Oil produced from the project currently is undergoing analysis by prospective refiners to establish a pricing differential.

Drilling on a second pilot with 16 to 21 wells is scheduled to start later this year updip of the existing pilot. Management expects the second pilot will accelerate the overall project and establishment of reserves. The Company is considering alternative recovery methods, such as steam-assisted gravity drainage (SAGD) or fracture-assisted steamflood technology (FAST) recovery methods. TXCO has a 50 percent working interest and serves as operator.

On another lease owned 100 percent by the company, TXCO has begun a shallow pilot in an area that its geologists and engineers estimate contains 100 million barrels of heavy (10-14o) oil at 100-300 feet in depth. Two parallel wells with 2,000 feet laterals have been drilled through the zone as well as five adjacent vertical wells. TXCO's engineers are now procuring steam generation equipment to begin the new pilot.

Pearsall
TXCO and its partner, EnCana Oil & Gas (USA) Inc., currently are drilling a horizontal well in the Maverick Basin's Pearsall formation. A second lateral is currently being drilled after the drill pipe, motor and bit became stuck in the first lateral and could not be retrieved. It is the second well in an ongoing program by the partners targeting the gas resource play. The Company has budgeted for three Pearsall wells this year and has a 50 percent working interest in the project.

Other Activities
On former Output Exploration acreage, two wells have been spudded since TXCO's acquisition of the properties on April 2. A re-entry sidetrack on South Marsh Island Block 281 (6.8% WI) is producing 3,000 mcfd and 425 bopd. Drilling is under way on a well targeting the Springer formation in Grady County, Okla. (12% WI).

Management's Perspective
"The first six months of this year have seen record drilling activity for us," said Chairman, President and CEO James E. Sigmon. "This pace places us in an excellent position to see increased oil and gas sales and increased proved reserves going forward.

"Of particular note is our continuing success with the San Miguel oil sands project in the Maverick Basin. We are learning a great deal about this vast deposit, which has 7-10 billion barrels in place. We are encouraged by the results of the pilot and plan to begin the second, larger pilot soon. Meanwhile, we continue to develop the Glen Rose Porosity, which is keeping our oil sales rates high. I am disappointed that our previously reported Glen Rose Porosity sales volumes were in error but we have corrected the reporting problem and do not believe it will occur again. Glen Rose oil sales continue to increase despite the weather and pipeline issues."

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Mid-Continent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the quarter ended March 31, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.